Exhibit 99.2

             WALTER INDUSTRIES ANNOUNCES FULL-YEAR 2006 EXPECTATIONS

TAMPA, Fla., Feb. 28 /PRNewswire-FirstCall/ -- Walter Industries, Inc. (NYSE:
WLT) announced today its full-year 2006 earnings expectations.

Based on current business forecasts and anticipated market conditions, the Company expects to generate full-year 2006 earnings in the range of $4.90 to $5.90 per diluted share. Excluding the impacts of acquisition-related purchase accounting, amortization of intangibles, and restructuring charges, the Company expects non-GAAP earnings in the range of $5.40 to $6.40. Reconciliation between GAAP and non-GAAP income is included at the end of this press release.

The full-year range of earnings, in addition to general market conditions in each of our businesses, reflects sensitivity related to:

* coal production, metallurgical coal prices for the next contract period, transportation issues and natural gas production and pricing;

* changes in scrap iron raw material costs on U.S. Pipe's margin;

* achievement of synergies in the Water Products business;

* realizing increases in unit completions at Homebuilding and returning to profitability during the second half of 2006;

* interest rate changes on Financing, as well as on expense associated with floating rate corporate debt

"We are looking forward to continued strong financial performance from Walter Industries in 2006," said Walter Industries Chairman and CEO Gregory E. Hyland. "Our decision to provide annual expectations, rather than quarterly and annual expectations, recognizes the inherent variability in our short-term financial results related to many factors, including the timing of high-value coal shipments. Moreover, our annual outlook places emphasis where it should be -- on our responsibility to increase shareholder value over the long term."

                                             Range of Expectations
                                            -----------------------
$ in Millions, except per share amounts         Low         High
-----------------------------------------   ----------   ----------
GAAP Expectations

Net Income                                  $    248.5   $    300.4

Add: Interest on Convertible Debt -
 Assumes Conversion                                4.3          4.3

Net Income Including EITF Dilution               252.8        304.7

EPS Including EITF Dilution                 $     4.90   $     5.90

Non-GAAP Expectations

Net Income                                       248.5        300.4
Add: Ongoing Acquisition-Related
      Amortization of Intangibles,
      Net of Tax                                  16.8         16.8
     Acquisition-Related Purchase
      Accounting and Restructuring
      Charges, Net of Tax                          8.6          8.6

Net Income Before Acquisition-
 Related Expenses Including
 Amortization of Intangibles,
 Restructuring and Other                         273.9        325.8

Add: Interest on Convertible Debt -
 Assumes Conversion                                4.3          4.3

Net Income Before Acquisition-
 Related Charges, Including EITF Dilution        278.2        330.1

EPS Before Acquisition-Related
 Charges, Including EITF Dilution           $     5.40   $     6.40

Weighted Avg Shares Including EITF
 Dilution (in millions)                           51.6         51.6

Earnings Announcement and Conference Call Webcast

Walter Industries Chairman and CEO Greg Hyland and members of the Company's leadership team will discuss fourth-quarter and full-year 2005 results, the outlook for 2006 and other general business matters on a conference call and live Webcast to be held on Wed., March 1, 2006, at 9 a.m. Eastern Standard Time. To listen to the event live or in archive, visit the Company Web site at http://www.walterind.com.

Walter Industries, Inc. is a diversified company with annual revenues of approximately $3.0 billion. The Company is a leader in water infrastructure, flow control and water transmission products, with respected brand names such as Mueller, U.S. Pipe, James Jones, Hersey Meters, Henry Pratt and Anvil. The Company is also a significant producer of high-quality metallurgical coal and natural gas for worldwide markets and is a leader in affordable homebuilding and financing. Based in Tampa, Fla., the Company employs approximately 10,000 people. For more information about Walter Industries, please visit the Company Web site at http://www.walterind.com.

Non-GAAP Financial Measures

Within this announcement, the Company makes reference to certain non-GAAP financial measures, which have directly comparable GAAP financial measures as identified in this release. These non-GAAP measures are provided so that investors have the same financial data that management uses with the belief that it will assist the investment community in properly assessing the underlying performance of the Company for the periods being reported. The reconciliation between GAAP and non-GAAP performance measures is presented in compliance with the provisions of the rules under Regulation G and Item 2.02.

Safe Harbor Statement

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, among others, changes in customers' demand for the Company's products, changes in raw material, labor, equipment and transportation costs and availability, geologic and weather conditions, changes in extraction costs and pricing in the Company's mining operations, changes in customer orders, pricing actions by the Company's competitors, changes in law, the collection of approximately $14 million of receivables associated with a working capital adjustment arising from the sale of a subsidiary in 2003, potential changes in the mortgage-backed capital markets, and general changes in economic conditions. Those risks also include the timing of and ability to execute on the initial public offering and spin-off of the Company's Water Products business and any other strategic action that may be pursued. Risks associated with forward-looking statements are more fully described in the Company's and Mueller's filings with the Securities and Exchange Commission. The Company assumes no duty to update its forward-looking statements as of any future date.

SOURCE  Walter Industries, Inc.
    -0-                             02/28/2006
    /CONTACT: Investor Contact, Joseph J. Troy, Sr. Vice President, +1-813-871-4404, or jtroy@walterind.com, or Media Contact, Michael A. Monahan, Director - Corporate Communications, +1-813-871-4132, or
mmonahan@walterind.com, both of Walter Industries, Inc./
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    /Web site:  http://www.walterind.com /